UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 1, 2010
FUEL TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33059	20-5657551
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, IL 60555-1617
630-845-4500
(Address and telephone number of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
1. On April 5, 2010, Fuel Tech, Inc. (“Fuel Tech” or the “Registrant”) issued the press release attached as Exhibit 99.1 to this Report announcing that: (a) John F. Norris Jr. had resigned from his position as President and Chief Executive Officer of the Registrant pursuant to the terms of a Transition Agreement (the “Transition Agreement”) between Mr. Norris and Fuel Tech; and (b) to replace Mr. Norris, the Board of Directors of the Registrant on April 1, 2010 elected Douglas G. Bailey, the Registrant’s Chairman of the Board of Directors, to serve as President and Chief Executive Officer, on an interim basis.
2. Under the Transition Agreement, Mr. Norris will continue to serve as an employee and member of the Board of Directors of Fuel Tech until May 20, 2010 (the “Transition Period”), during which period he will continue to receive his current monthly salary. In addition, the Transition Agreement requires Mr. Norris and Fuel Tech to enter into a Separation Agreement at the end of the Transition Period. Under the Separation Agreement, the following severance compensation and benefits will be provided to Mr. Norris: (a) a severance payment of $500,000, payable over a period of twelve months; and (b) reimbursement for out of pocket COBRA insurance premium costs actually paid by Mr. Norris should he choose to continue his medical, dental or vision healthcare coverages through COBRA for a period of eighteen months. In addition, the Separation Agreement also contains a non-competition and non-solicitation covenant, prohibiting Mr. Norris from competing with the business of Fuel Tech for a period of twelve months following the end of his employment, as well as other customary provisions.
3. Mr. Bailey has been Chairman of the Board of Fuel Tech since January 2010, director of Fuel Tech since April 1998 and was Deputy Chairman from 2002 through December 2009. He was an employee of Fuel Tech from January 1, 2004 through December 31, 2009. Mr. Bailey, who is the son of Ralph E. Bailey, the Chairman Emeritus of the Fuel Tech Board, has been President of American Bailey Corporation (ABC), a closely held private equity firm, since 1984 and its Chief Executive Officer since 1996.
     As compensation from the Registrant commencing on April 1, 2010 Mr. Bailey will receive a monthly salary of $32,500, a Participation Percentage of 37.5% in the Registrant’s Executive Officer Incentive Plan and participation in the benefit and welfare programs offered by the Registrant to its employees from time to time. During the time Mr. Bailey serves the Registrant as President and Chief Executive Officer and also as Chairman of the Board for the Registrant, Mr. Bailey will receive no compensation for his duties as Chairman of the Board of the Registrant.
     Mr. Bailey is entering into the Registrant’s standard form of employment agreement which sets forth the above elements of compensation, establishes his employment as employment at will, and provides for the protection of the Registrant’s intellectual and other property and for the assignment of inventions to the Registrant.
     Under the employment agreement, Mr. Bailey is not entitled to any payments upon severance. The employment agreement does contain, however, a provision entitling Mr. Bailey to continuation of base salary and benefits, and incentive bonus amounts earned under the plan for the year of termination, for up to one year or, sooner, on finding comparable employment, after involuntary termination not for cause within one year of a “Change in Control.” A Change in Control takes place if (a) any person or affiliated group becomes the beneficial owner of 51% or more of Fuel Tech’s outstanding securities, (b) in any two-year period, persons in the majority of the board of directors cease being so unless the nomination of the new directors was approved by a majority of the directors then still in office who were directors at the beginning of such period, (c) a business combination takes place where the shares of Fuel Tech are converted to cash, securities or other property, but not in a transaction in which the stockholders of Fuel Tech have proportionately the same share ownership before and after the transaction, or (d) the stockholders of Fuel Tech approve of a plan of liquidation or dissolution of Fuel Tech
Item 9.01.Financial Statements and Exhibits.
     (d) Exhibits.
99.1 Press Release of Fuel Tech, Inc., dated April 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuel Tech, Inc. (Registrant)

Date: April 5, 2010

	By:	/s/ Albert G. Grigonis
Albert G. Grigonis
Vice President, General Counsel and Secretary